Exhibit 99.1

June 6, 2012	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley

Hennessy Advisors, Inc.

7250 Redwood Blvd., Suite 200, Novato, CA 94945

Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. to Acquire FBR Funds

Novato, CA – June 6, 2012 - Hennessy Advisors, Inc. (OTCBB:HNNA) today announced that it has signed a definitive agreement with FBR Fund Advisers, Inc. to purchase the assets related to the management of the entire family of ten FBR Funds. The FBR Funds currently have assets exceeding $1.9 billion, which would bring total assets managed by Hennessy Advisors to over $2.7 billion after the acquisition. The transaction is expected to be completed in the third quarter of 2012.

Upon completion of the transaction, which is subject to regulatory review and the approval of the Hennessy Funds Board of Trustees, the FBR Funds Board of Trustees and the FBR Funds’ shareholders, Hennessy Advisors will become the investment manager of the FBR Funds. The assets related to the FBR Large Cap Fund, the FBR Small Cap Fund and the FBR Mid Cap Fund will merge into the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Growth Fund and the Hennessy Focus 30 Fund, respectively, with shareholders of these Funds becoming shareholders of the applicable Hennessy Fund. The remaining seven Funds will move under the Hennessy investment management umbrella, but will continue to be managed by the same portfolio managers that oversee the portfolios today. FBR portfolio managers David Rainey, Brian McCauley, Ira Rothberg will continue the day to day management of the FBR Focus Fund as sub advisors, and Winsor Aylesworth, along with FBR President and CIO, Dave Ellison, will join the Hennessy team of employees and continue to manage, the FBR Gas Utility Index Fund, the FBR Small Cap Financial Fund, the FBR Large Cap Financial Fund and the FBR Technology Fund. The FBR Balanced Fund and the FBR Core Bond Fund will retain their current sub-advisory relationships, with Hennessy Advisors as the investment manager. In addition to the portfolio management team, members of the current FBR distribution, marketing, trading, compliance and trading departments will also join the Hennessy team.

“We couldn’t be more pleased to be joining the Hennessy family,” said Dave Ellison, President and CIO of FBR Fund Advisers, Inc. “We believe there is great synergy between our firms, and we look forward to continuing to provide excellent portfolio management under the leadership of Hennessy Advisors, Inc.,” noted Mr. Ellison.

Richard J. Hendrix, President and CEO of FBR & Co. (NASDAQ: FBRC), the parent company of FBR Fund Advisers commented, “Hennessy Advisors is committed to the asset management business and has a solid reputation in the mutual fund industry. With the addition of key FBR Fund Advisers personnel to the Hennessy team, I believe they will create the best possible home for our mutual funds, and I am confident these fund shareholders will be well served by Neil Hennessy and Hennessy Advisors.”

“We are absolutely thrilled to have the world-class FBR portfolio management team join our ranks and we look forward to strengthening our marketing and distribution, trading and compliance efforts through the addition of these FBR employees,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors. “We look forward to welcoming FBR shareholders into the Hennessy family, and we are committed to a smooth transition. At Hennessy, we strive to deliver strong investment management and performance, quality customer service and a high standard of business ethics to our shareholders, and we are very proud of our track record in each of these areas,” added Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining proven stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful prior to registration under the applicable securities laws.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts. Forward-looking statements are beyond the ability of Hennessy Advisors to control and, in many cases, Hennessy Advisors cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Among other risks and uncertainties is the ability of Hennessy Advisors to successfully manage and distribute the FBR Funds. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and Hennessy Advisors assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the FBR Funds. In soliciting shareholder approval of the transactions, the Hennessy Funds and the FBR Funds and their respective trustees, Hennessy Advisors and FBR Fund Advisers may be deemed to be participants in the solicitation. Information about the trustees of the Hennessy Funds may be found in its 2011 Annual Report filed with the SEC on January 6, 2012 and Statement of Additional Information filed with the SEC on February 28, 2012. Information about the trustees of the FBR Funds may be found in its 2011 Annual Report filed with the SEC on January 6, 2012 and Statement of Additional Information filed with the SEC on February 29, 2012. Shareholders of the FBR Funds should read the prospectus/proxy statement and proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The prospectus/proxy statement and proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.